EXHIBIT 8.1


                                   December 31, 1996


Antec Corporation
2850 West Golf Road
Rolling Meadows, Illinois 60009

Ladies & Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the Merger ) of TSX
Acquisition Corporation, a Nevada corporation ( Acquisition ), with and into TSX Corporation, a Nevada corporation ( TSX ). Acquisition is a wholly owned subsidiary of Antec Corporation, a Delaware corporation ( Antec ).

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Plan of Merger among Acquisition, Antec and TSX dated October 28, 1996 ( Merger Agreement ) and the Joint Proxy Statement included in the Registration Statement on Form S-4, as filed by Antec with the Securities and Exchange Commission on December 31, 1996 (the Registration Statement ). In addition, we have obtained such additional information as we have deemed relevant and necessary through consultation with various officers and representatives of Antec and TSX.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and
(3) the accuracy of (i) the representations made by Antec, as set forth in an the Officers Certificate delivered to us by Antec, dated the date hereof, and as to be updated as of the Effective Time of the Merger, (ii) the representations made by TSX, which are set forth in the Officers Certificate delivered to us by TSX, dated the date hereof, and as to be updated as of the Effective Time of the Merger and (iii) the representations made by certain shareholders of TSX in Certificates delivered to us by such persons, dated the date hereof, and as to be updated as of the Effective Time of the Merger.

          In connection with the Merger, the shareholders of TSX will exchange, in the aggregate, all of the shares of TSX common stock $.01 par value (the Common Stock ) for the right to receive, in the aggregate, solely shares of Antec common stock $.01 par value ( Antec Common Stock ) on a one share for one share basis.

          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for federal income tax purposes:

          1. The Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) and Section
               368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the Code ).

          2. No gain or loss will be recognized by TSX, Antec or Acquisition, as the case may be, as a result of the Merger.

          3. No gain or loss will be recognized by the shareholders of TSX upon the receipt of Antec Common Stock in exchange for their Common Stock.

          4. The basis of the Antec Common Stock received by a TSX shareholder will be the same as the basis of Common Stock that was exchanged therefor.

          5. The holding period of the Antec Common Stock received by a TSX shareholder will include the period during which the Common Stock surrendered in exchange therefor was held by a TSX shareholder provided that the Common Stock surrendered was a capital asset in the hands of the TSX shareholder on the date of the exchange.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinions set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.


                              SCHIFF HARDIN & WAITE

                              By:  /s/Lawrence H. Jacobson
                                   ---------------------------
                                   Lawrence H. Jacobson